Name of Registrant:
Templeton Emerging Markets Income Fund

File No. 811-07866

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Income
Fund (the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on February 20, 2009. The purposes of the meeting was to elect four (4) Trustees. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Ann Torre Bates, David W. Niemiec, Larry D. Thompson and Robert E. Wade.* No other business was tranacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Prosposal; The election of four Trustees:



Term Expiring        For       % of   % of    With       % of    % of Shares
2012                           outst  Shares  held	 outst	 Present
			       anding Voted 	   	 anding  and
                               Shares                    Shares  Voting
Ann Torre Bates	  42,561,668   89.91% 97.09%  1,227,650  2.70%   2.91%
David W. Niemiec  42,602,392   89.99% 97.18%  1,236,926  2.61%   2.82%
Larry D. Thompson 42,606,375   90.00% 97.19%  1,232,943  2.60%   2.81%
Robert E. Wade	  42,700,989   90.20% 97.40%  1,138,329  2.40%   2.60%


*Harris J. Ashton, Frank J. Crothers, Edith E. Holiday, Charles B. Johnson, Gregory E. Johnson, Frank A. Olson and Constantine D. Tseretopoulos.